Exhibit 99.1

Kimball Electronics, Inc. Announces Resignation of Director Christopher B. Curtis

JASPER, Ind., Sept. 12, 2016 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), today announced the resignation of Christopher B. Curtis from its Board of Directors (the “Board”), effective September 9, 2016.

Mr. Curtis was elected to the Board in November of 2014 after the completion of the spin-off of the Company from its former parent. On August 1, 2016, Mr. Curtis assumed the position of Chief Executive Officer of the Wencor Group, a company that engineers, sources, distributes, and repairs components for the aviation industry. Given the time commitment of his full-time executive responsibilities as Wencor Group’s CEO, Mr. Curtis has determined that he needs to limit his outside activities and that his resignation from the Board would be appropriate and in the best interests of the Company’s Share Owners.

“Speaking on behalf of our Board, we understand and support Chris’s difficult decision and are grateful to him for his many insightful contributions as we began our journey as an independent public company. We thank him for his dedicated service representing the Share Owners of the Company,” said Don Charron, Chairman of the Board and Chief Executive Officer.

The Company intends to immediately begin a search for Mr. Curtis’s successor.

About Kimball Electronics, Inc.

Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.